UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2008

CONSONUS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-1382941	45-0547710
(Commission File Number)	(IRS Employer ID Number)

301 Gregson Drive, Cary, North Carolina 27511
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 379-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On September 24, 2008, Consonus Acquisition Corp., or CAC, the wholly owned subsidiary of Consonus Technologies, Inc., issued a Secured Promissory Note to Knox Lawrence International, LLC, or KLI. Under the terms of the Note, CAC may borrow up to a maximum of $2,500,000, of which CAC had borrowed $1,623,485.41 as of the date of the Note. In connection with the issuance of the Note, CAC entered into a Security Agreement with KLI and a Subordination and Standstill Agreement with KLI, U.S. Bank National Association and Proficio Bank, each dated as of September 24, 2008.

The Note will mature, and all interest due under the Note will be due, on the earlier of January 24, 2011 or the date on which all of the obligations under the Amended and Restated Credit Agreement dated as of November 19, 2007 between CAC and U.S. Bank and under the Loan Agreement dated as of May 21, 2008 between CAC and Proficio Bank are paid in full. The Note bears interest at the “Applicable LIBOR Rate,” which consists of the 30-day LIBOR rate for each month in which any amounts are outstanding under the Note plus 12.5%.

Pursuant to the Subordination Agreement, KLI and U.S. Bank and Proficio Bank have agreed that the Note, the Security Agreement and other related agreements entered into between CAC and KLI to memorialize the Note are subordinated to the loans of U.S. Bank and Proficio Bank and that the KLI loan documents provide no rights to KLI against CAC or the collateral securing the Note until such time as CAC owns the collateral free and clear of the liens of U.S. Bank and Proficio Bank and the loans to U.S. Bank and Proficio Bank have been paid in full. Pursuant to the Subordination Agreement, KLI may not accept any payment of principal or interest by CAC on the Note without the prior approval of U.S. Bank and Proficio Bank. In addition, pursuant to the terms of the Subordination Agreement, KLI may not take any action against CAC or the collateral securing the Note while any portion of the U.S. Bank or Proficio Bank debt remains unpaid nor may KLI take any action to delay any refinance, foreclosure or collection of the U.S Bank and Proficio Bank loans. Further, U.S. Bank and Proficio Bank will control the disposition of KLI’s claims against CAC in the event of CAC’s bankruptcy or debt reorganization proceedings.

Pursuant to the Security Agreement, CAC has pledged all of its right, title and interest in all of its real and personal properties to secure the Note. These properties also secure the U.S. Bank and Proficio Bank loans.

The Note, Security Agreement and Subordination Agreement each contains customary terms and covenants. The Note establishes certain events of default after which the Note may be due and payable immediately, subject to the terms of the Subordination Agreement. Such events of default include, without limitation, the following: failure to pay the principal, interest or other amount due under the Note when due; and failure to pay any installment of principal, interest or other amount due under the U.S. Bank or Proficio Bank loans. After the occurrence and during the continuation of a default, the Note will bear interest at the Applicable LIBOR Rate plus an additional 1.75%

The foregoing summaries of the Note, the Security Agreement and the Subordination Agreement are qualified in their entirety by reference to the full text of the Note, the Security

Agreement and the Subordination Agreement, copies of which will be filed as exhibits to Consonus’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2008.

Relationships

KLI is the principal stockholder of Consonus, owning approximately 57% of the issued and outstanding equity securities of Consonus. Mr. Nana Baffour, the chairman of the board of directors of Consonus, and Mr. Johnson M. Kachidza, a director of Consonus, are each a managing principal and significant equity owner of KLI. The outstanding balance under the Note represents advances previously made to CAC by KLI as well as fees for consulting services provided by KLI to Consonus in connection with the merger of Strategic Technologies, Inc. and CAC in January 2007. KLI has assigned the Note, Security Agreement, Subordination Agreement and all other related documents to a controlled entity.

CAC has no relationship with U. S. Bank or Proficio Bank other than the Subordination Agreement and the existing lending relationship with each bank.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CONSONUS TECHNOLOGIES, INC.
Date: September 30, 2008
/s/ Robert Muir
Robert Muir
Vice-President and Chief Financial Officer